EXHIBIT 99.1

GENELINK BIOSCIENCES COMPLETES SALE OF GENEWIZE LIFE SCIENCES

ORLANDO, FL – Feb. 16, 2012 – GeneLink Biosciences, Inc. (OTCBB:GNLK), a leading consumer genomics biotech company, has completed the sale of the stock of its wholly owned direct-selling subsidiary GeneWize Life Sciences, Inc. (GeneWize) to Capsalus Corp. (OTCBB:WELL), another public company operating in the health and wellness marketplace. As previously disclosed, GeneLink and Capsalus executed definitive agreements for the sale of GeneWize on October 13, 2012 and GeneLink obtained shareholder approval of the transaction at a Special Shareholders Meeting on January 25, 2012.

GeneLink is a leader in consumer genomics, combining genetic science, wellness and customization to create innovative consumer products, including skincare and nutritional supplements personalized to reflect important elements of the individual customer’s genetic profile. Through its operation of GeneWize, GeneLink has generated more than $25 million in revenues over the past three years, demonstrating the commercial viability of these DNA-customized products.

“The sale of GeneWize is an important step in GeneLink’s strategy of leveraging the strengths of its sales and marketing partners, in order to focus on the company’s core competencies, and thus accelerate its growth,” said Bernard L. Kasten Jr., M.D., GeneLink's Chairman and CEO. “We are already impressed with the commitment and resources which Capsalus and its partners are bringing to GeneWize. We would like nothing more than to see GeneWize and its brand partners flourish while supporting and selling GeneLink’s genetic assessments and genetically influenced consumer products.”

# # #

GeneLink Biosciences, Inc. (www.genelinkbio.com) is a 17-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented technologies include proprietary DNA assessments linked to personalized health, beauty and wellness applications and products. Its DNA assessments provide information that enables the customization of nutritional and skincare products designed and manufactured to fulfill each individual consumer’s wellness needs.

Forward-looking Statements

This news release may contain “Forward-looking Statements” within the meaning of Section 21E of the United States Securities Exchange Act, as amended.  All statements in this news release, other than statements of historical fact, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  This notice expressly qualifies all forward-looking statements in this news release.

GeneLink Contact:	GeneLink Investor Relations Contact:
Bernard L. Kasten, Jr., MD, CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com